STATE OF NORTH CAROLINA
                                                     PURCHASE AND SALE AGREEMENT
COUNTY OF MECKLENBURG


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 15th day of December, 2000, by and between COCA-COLA BOTTLING CO. CONSOLIDATED, hereinafter referred to as the "Seller"; and HARRISON LIMITED PARTNERSHIP ONE, hereinafter referred to as the "Buyer."

                              W I T N E S S E T H:

         FOR AND IN CONSIDERATION OF the mutual agreements and undertakings herein set forth and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller the Property described in Paragraph 1 herein on the terms and conditions hereinafter set forth:

          1. Description of Property. The property which is subject to this Agreement (the "Property") consists of approximately 21.3 acres of land as more particularly described on Exhibit A and attached hereto and incorporated herein by reference, together with and including (i) all improvements located thereon,
(ii) all trees and shrubbery located thereon, (iii) any and all applicable agricultural allotments, (iv) all of Seller's interest in and to any and all mineral and subsurface rights and appurtenances thereto, (v) all easements and rights-of-way affecting the Property and all of Seller's rights to use same,
(vi) all rights of ingress and egress to and from the Property, (vii) any and all right, title and interest of Seller in and to any and all roads, streets and rights-of-way affecting or bounding the Property (viii) any and all rights of Seller in an to all improvements situated on the real property located adjacent to and to the northwest of the Property and (ix) any and all development rights, including the present or future use thereof, relating to the Property, including sanitary sewer capacity, drainage, water and other utility facilities to the extent they pertain to or benefit the Property, including, without limitation, all reservations of or commitments, letters or agreements relating to any such use currently or in the future.

          2. Purchase Price and Time of Payment. The purchase price to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be equal to TEN MILLION FOUR HUNDRED TWENTY THOUSAND SEVENTY-SIX and NO/100 DOLLARS ($10,420,076.00) (subject to a final accounting of the actual Construction Costs (as defined in Paragraph 24 herein) as provided in Paragraph 24 herein). The Purchase Price shall be payable in United States currency by way of federal wire transfer or other immediately available funds at Closing (as defined in Paragraph 5 herein).

          3. Binder Deposit and Escrow Agent's Rights and Duties. Within five
(5) business days after the Effective Date (as defined in Paragraph 25(A) herein), Buyer shall pay and deliver to First American Title of the Carolinas, LLC (the "Escrow Agent") the sum of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) as a binder deposit and down payment of the Purchase Price (the "Binder Deposit") to be held in trust for the mutual benefit of the parties, subject to the following terms and conditions:

         (a) The Binder Deposit shall be deposited or invested by Escrow Agent in a money market fund or certificate of deposit with a lending institution mutually agreed upon by Buyer and Seller with the interest thereon to accumulate until such time as the Binder Deposit is released. If this Agreement terminates under circumstances which would permit forfeiture of the Binder Deposit to Seller, Seller will receive all interest accrued thereon; likewise, if this Agreement terminates under circumstances allowing Buyer to receive a refund of the Binder Deposit, Buyer will receive all interest accrued thereon. If the sale of the Property closes as contemplated, Buyer will receive the benefit of the Binder Deposit and interest accrued thereon as a credit against the Purchase Price.

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         (b)      If Escrow Agent shall be unable to determine at any time to whom the Binder Deposit should be paid or if a dispute should develop between Seller and Buyer concerning the disposition of the Binder Deposit, then in any such event, Escrow Agent shall pay the Binder Deposit and interest accrued thereon in accordance with the joint (or consistent) written instructions of Seller and Buyer. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Seller and Buyer, Escrow Agent shall have the right to pay all of the Binder Deposit and interest accrued thereon into a state court in Charlotte, North Carolina, having jurisdiction relative to such matter and to interplead Seller and Buyer in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Binder Deposit and interest accrued thereon.

         (c) If costs and expenses (including attorneys' fees) are incurred by Escrow Agent because of litigation or any dispute between Seller and Buyer arising out of the holding of the Binder Deposit, the non-prevailing party (i.e., either Seller or Buyer) shall reimburse Escrow Agent for such reasonable costs and expenses incurred. Seller and Buyer hereby agree and acknowledge that Escrow Agent assumes no liability in connection with the holding or investment of the Binder Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Binder Deposit, Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent's counsel.

         (d) Escrow Agent's address for purposes of mailing or delivering documents and notices hereunder is as follows:

                                      First American Title of the Carolinas, LLC
                                      801 East Morehead Street, Suite 301
                                      Charlotte, NC  28202

                                      Attention:   Mr. William B. Webb, Jr.

                                      Telephone:   (704) 334-3060
                                      Facsimile:   (704) 334-0768

                  Provisions with respect to notices set forth in Paragraph 22 herein shall apply with respect to notices given by or to Escrow Agent hereunder.

          4. Survey. Buyer may, at Buyer's sole expense, cause a survey of the Property (the "Survey") to be prepared by a registered land surveyor of Buyer's choosing. The Survey shall indicate the location of all specific easements, roadway rights-of-way (public or private), railroad rights-of-way, flood plain areas, floodway fringe areas, wetlands areas (the location of which may be based on a wetlands study that Buyer may obtain pursuant to this Agreement), any existing building setback lines and other matters affecting the Property. A copy of such Survey shall be provided to Seller at the earliest practicable time after completion of same (but in any event prior to the expiration of the Investigation Period (as defined in Paragraph 8 herein)), and a description of the Property contained in the Deed (as defined in Paragraph 6 herein) shall be prepared from the Survey.

          5. Closing and Closing Date. The consummation of the sale and purchase of the Property hereunder (the "Closing") shall take place on December 15, 2000 (the "Outside Date of Closing"), or on

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an alternate date mutually agreed upon by Buyer and Seller, at a mutually convenient time and location in Charlotte, North Carolina, and exclusive possession of the Property shall be delivered to Buyer at Closing.

          6. Delivery of Deed and Warranties. At the Closing of the sale and purchase of the Property, Seller shall deliver to Buyer special warranty deed (the "Deed") in form and content satisfactory to Buyer's attorneys, conveying to Buyer a good, indefeasible fee simple and insurable title to the Property, said title to be insurable both as to fee and marketability thereof at regular rates of a title insurance company of national recognition acceptable to Buyer (the "Title Company") without exception except as to those matters enumerated herein. The Property shall be conveyed by Seller to Buyer free and clear of all liens, encumbrances, claims, rights-of-way, easements, leases, restrictions and restrictive covenants, except that said Property may be conveyed subject only to the matters and exceptions specified on Exhibit B attached hereto and incorporated herein by this reference (the "Permitted Exceptions"). Seller warrants that it presently has good, indefeasible, fee simple, marketable title to all the Property.

         Buyer at its expense shall have ninety (90) days following the Effective Date within which to cause title to the Property to be examined ("Buyer's Initial Title Examination Period") and to give Seller written notice setting forth any objection(s) (other than the Permitted Exceptions) to Seller's title. In the event Buyer fails to deliver such a statement of title objections prior to the expiration of Buyer's Initial Title Examination Period, Buyer shall be deemed to have waived all rights under this paragraph as such rights relate to title matters of record prior to the Effective Date. Seller shall have fifteen (15) days after receipt of such statement to satisfy such title objections, and if Seller fails to satisfy such objections within such fifteen
(15) day period, then, at the option of Buyer, evidenced by written notice to Seller given within ten (10) days after the expiration of said fifteen (15) day period, Buyer may: (i) declare this Agreement null and void and have its Binder Deposit refunded or (ii) elect to close and receive the Deed required herein from Seller irrespective of such title objections and without reduction of the Purchase Price, except that liens affecting the Property which are dischargeable by payment of money may be paid by Buyer at Closing and the Purchase Price shall be reduced by said amount. The Closing shall be postponed as necessary to comply with the provisions of this paragraph. If Buyer elects choice (i) of this paragraph, Seller shall reimburse Buyer for expenses incurred by Buyer for surveys (boundary and/or topographical), architectural, land planning, legal and other out-of-pocket expenses respecting this Agreement and/or the Property, and Buyer shall receive a full refund of the Binder Deposit, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder. If Buyer fails to exercise any of the two (2) options within the aforementioned ten (10) day period, Buyer shall be deemed to have elected to proceed under choice (i) above. Notwithstanding the foregoing, with respect to objections to Seller's title which first arise, occur or appear of record after the date and time of Buyer's Initial Title Examination (if Buyer delivers to Seller a title objections statement as set forth above), or alternatively, after the Effective Date (if Buyer fails to deliver to Seller a title objections statement as set forth above), Buyer may raise such objections at any time, and it is the intention of the parties that Seller shall take all action(s) necessary to clear all such title objections prior to Buyer being obligated to close under the terms of this Agreement. The Closing shall be postponed for so long as necessary for the title objections to be cleared to the satisfaction of Buyer and the Title Company; provided, however, if Seller is unsuccessful in clearing said title exceptions within a period of thirty (30) days after the Outside Date of Closing, Buyer may elect at any time thereafter either choice (i) or (ii) above.

          7. Zoning. The obligations of Buyer under this Agreement are in all respects conditioned upon and subject to the Property being zoned at Closing as same is zoned as of the Effective Date (or other zoning acceptable to Buyer) and upon there then being no pending or proposed application for any rezoning or change in zoning not consented to by Buyer that would apply to the Property or any portion thereof which would inhibit or prohibit Buyer from developing and utilizing the Property for operation of a distribution and production facility with office and sales space (the "Contemplated Use") or which would increase the costs of developing the Property for the Contemplated Use. In the event Seller obtains knowledge of any application or proposal for rezoning or change in zoning of the Property or any portion thereof, Seller shall immediately notify Buyer and then Buyer, in Buyer's sole discretion, shall have the option of terminating this Agreement by declaring said Agreement null and void, in which event all monies

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advanced by Buyer, including the Binder Deposit, shall be immediately refunded to Buyer, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder. Seller represents and warrants to Buyer that it will not apply for, encourage or consent to any zoning or rezoning of the Property without Buyer's prior written consent.

          8. Pre-Closing Rights and Privileges. From the Effective Date until such time as this Agreement is either settled or terminated, Buyer, Buyer's authorized agents and employees, as well as others authorized by Buyer, shall have full and complete access to the Property and shall be entitled to enter upon the Property to conduct and complete such investigations, inspections, evaluations, studies, tests and measurements, including, without limitation, various environmental and geotechnical studies (collectively, the "Physical Investigations"), as Buyer, in Buyer's sole discretion, deems necessary or advisable (including the removal of trees, shrubs, and other natural growth and features reasonably necessary in connection with such Physical Investigations); provided, however, none of the Physical Investigations so conducted will result in any material adverse change to the physical characteristics of the Property. Buyer shall also have the right during such period to make such market and/or financial feasibility studies, and all other such investigations, evaluations and studies (collectively, the "Financial Investigations") as Buyer, in Buyer's sole discretion, deems necessary or advisable. The Physical Investigations and the Financial Investigations are herein sometimes together referred to as the "Investigations." Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, costs, expenses, and liabilities for personal injury or damage to the property of third parties, including reasonable attorneys' fees, arising out of or by reason of the Physical Investigations of Buyer or Buyer's agents prior to settlement or other termination of this Agreement; provided, however, such indemnification obligations shall exclude any claims, costs, expenses and liabilities arising out of (i) the discovery of, or the accidental or inadvertent release of, any Substances (as defined in Paragraph 13(K) herein) resulting from the Physical Investigations, which Substances were in, on or under the Property prior to the commencement of the Physical Investigations or (ii) the negligence of Seller or Seller's employees or agents.

         Buyer shall have the unqualified right at any time within the one hundred twenty (120) day period following the Effective Date (the "Investigation Period") to terminate this Agreement by giving written notice thereof to Seller, and Buyer shall not be required to give any reason or basis for such termination. If Buyer elects to terminate this Agreement as provided in this Paragraph 8, the Binder Deposit shall be promptly returned by Escrow Agent to Buyer, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder.

          9. Mechanics' or Materialmen's Liens. Seller agrees to provide at Closing an executed owner's affidavit or other document(s) required by the Title Company as a condition to the issuance of a final title insurance policy in favor of Buyer without exception to the standard, pre-printed title exceptions, including, without limitation, lien claims of mechanics, laborers and materialmen. Additionally, Seller shall discharge in full any and all such indebtedness at or before the Closing.

         10. Risk of Loss. In the event a material portion of the acreage or the improvements thereon within the Property is damaged by fire or other casualty prior to Closing, Buyer may (i) declare this Agreement null and void and receive a full refund of the Binder Deposit, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, or (ii) complete the purchase of the Property without reduction of the Purchase Price, in which event Buyer shall be entitled to all of Seller's right to receive insurance proceeds applicable to such casualty. Seller agrees to maintain the existing casualty insurance policy on the Property, if any, until Closing.

         11. Waste. Buyer's obligations under this Agreement are in all respects conditioned upon and subject to the Property being in substantially the same condition at Closing as exists on the Effective Date (with the exception of the addition of the New Improvements (as defined in Paragraph 24 herein)).

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

         12. Closing Costs. Seller shall pay the cost and expense for preparing the Deed, any "recording" or transfer fee or tax associated with the conveyance of title to the Property to Buyer (except nominal filing fees), and the cost of Seller's own attorneys. Seller shall also be responsible for and discharge prior to Closing all governmental and quasi-governmental assessments (special or otherwise) and charges placed against or applicable to the Property prior to the Closing, whether or not the same are due and payable prior to Closing.

         Buyer shall pay for the expense of the Survey, the cost of filing the Deed (i.e., nominal filing fees), the cost of the Title Commitment and any owner's policy of title insurance that Buyer elects to purchase for the Property, the cost of the Investigations and the cost of Buyer's own attorneys. Other than as specifically provided herein, (i) Seller shall bear all costs and expenses that are normally and customarily borne by sellers of similar real estate in the locale where the Property is located; and (ii) Purchaser shall bear all costs and expenses that are normally and customarily borne by purchasers of similar real estate in the locale where the Property is located.

         13. Conditions Precedent to Buyer's Obligations. In addition to any other conditions precedent to the performance of Buyer's obligations under this Agreement, the obligations and liabilities of Buyer hereunder shall in all respects be conditioned upon satisfaction of each of the following conditions precedent (the conditions precedent set forth in this Paragraph 13 being collectively referred to as the "Conditions Precedent") as of Closing (any of which may be waived by written notice from Buyer to Seller):

         (a) Seller shall have presented evidence satisfactory to Buyer, Buyer's attorney and the Title Company with respect to the right, power and authority of designated representative(s) of Seller to execute the closing documents and consummate the sale of the Property.

         (b) No toxic or hazardous material or waste limited or regulated by any governmental or quasi-governmental authority, or that, even if not so limited or regulated, could or does pose a hazard to the health or safety of the occupants of the Property or adjacent properties (collectively, "Substances"), including, but not limited to, asbestos, polychlorinated biphenyls, petroleum products and substances regulated under any federal, state or local environmental statute, law, order, ordinance, regulation, rule, requirement or right or remedy existing under common law or in equity (collectively, the "Statutes and Laws") shall have been or, as of the Closing, shall be, located, released (within the meaning of 42 U.S.C.ss. 9601(22)), stored, treated, generated, transported to or from, disposed of (with the meaning of 42 U.S.C.ss.6903(3)) or allowed to escape on the Property, including, without limitation, the surface and subsurface waters of the Property. No endangered species of plants or animals shall be located within the boundaries of the Property and no portion of the Property has been or, prior to Closing, shall be a critical habitat for an endangered species. No above ground storage tanks ("ASTs") or underground storage tanks ("USTs") shall have been located on the Property or, if located on the Property, shall have been subsequently removed and disposed of in full compliance with all applicable Statutes and Laws (satisfactory evidence of which shall have been provided to Buyer). No portion of the Property shall have been used for waste treatment, storage or disposal, and no wetlands shall be located within the boundaries of the Property. No investigation, administrative or judicial order, governmental notice of noncompliance or violation, remediation action plan, consent order and/or agreement, administrative proceeding, civil or criminal litigation or settlement under Statutes and Laws or with respect to Substances, ASTs or USTs shall be proposed, threatened, anticipated or in existence with respect to the Property.

                  The Property and Seller's operations at the Property have been in the past and shall be at the Closing in compliance with all applicable Statutes and Laws (satisfactory evidence of which shall have been provided to Buyer). No notice shall have been served on or

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

                  delivered to Seller from any entity, governmental body or individual claiming any violation of any Statutes and Laws or demanding payment or contribution for environmental cleanup costs, environmental damage, harm to endangered species, or injury to natural resources, or asserting liability with respect to same.

         (c) In the event a subdivision is required pursuant to applicable law in connection with the conveyance of the Property to Buyer, Seller shall, at Seller's sole cost and expense, have obtained all necessary approvals respecting such subdivision and such approvals shall be final and nonappealable prior to or as of the Closing.

         (d) Seller shall have completed construction of the New Improvements in accordance with the terms of Paragraph 24 herein, and Seller shall have executed and delivered a Lease Agreement substantially similar to that attached hereto as Exhibit C prior to the Closing, such Lease Agreement to be effective immediately upon the Closing.

         Seller agrees to use its good faith, diligent efforts to cause each Condition Precedent that is Seller's responsibility under this Agreement to be satisfied as soon as reasonably possible after the Effective Date and to continue such efforts thereafter (if and as necessary to achieve such satisfaction). Buyer agrees to use its good faith, diligent efforts to cause each Condition Precedent that is Buyer's responsibility under this Agreement to be satisfied as soon as reasonably possible after the Effective Date and to continue such efforts thereafter (if and as necessary to achieve such satisfaction).

         14. Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer, each of which shall be deemed material:

         (a) Seller has good and marketable fee simple title to the Property, and there are no mechanics' liens, contractors' claims, unpaid bills for material or labor pertaining to the Property or any other similar liens which might adversely affect Seller's title to the Property, except for current ad valorem real estate taxes which shall be prorated on a per diem basis as of Closing based on the fiscal year of the taxing authority.

         (b) There are no tenants or other persons or entities on the Property which will have a right of possession beyond the date of Closing.

         (c) There are no pending, threatened or contemplated condemnation actions involving all or any portion of the Property and Seller has received no notice nor is Seller aware of any such action. If, between the Effective Date and the Closing, any portion of the Property is subject to pending, threatened or contemplated condemnation action by any governmental agency, Buyer shall have the option, in Buyer's sole discretion, of declaring this Agreement null and void and having the Binder Deposit refunded. Seller shall notify Buyer within three (3) business days of receipt of any information concerning any such condemnation action, and in turn Buyer must elect within ten (10) business days from the date of receipt of the said information whether to (i) declare this Agreement null and void and have the Binder Deposit refunded as stated above, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, or (ii) proceed to close the transaction and receive an assignment of all of Seller's right, title and interest in and to any condemnation award. If Buyer elects
                  (ii), Seller shall fully cooperate, at no expense, however, to Seller, with Buyer in any condemnation action.

         (d) As of the Closing, no maintenance, management, service, supply, employment or other contracts shall exist with respect to the Property which has not been approved by Buyer in writing.

         (e)      From the Effective Date until the Closing, Seller shall:

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                                    (1) Maintain the Property in the same
                           condition as presently exists, reasonable wear and tear excepted.

                                    (2) Perform all of its obligations under any
                           contracts respecting the Property and promptly notify Buyer of any default thereunder.

                                    (3) Provide Buyer and its representatives
                           reasonable access to the Property and reasonable access to all engineering information, reports, soil tests, surveys, plans and records available to Seller relating to the Property.

                                    (4) Refrain from entering into, or
                           negotiating with regard to, any contract or commitment or from incurring any expenditure or obligation affecting the Property or the title thereto which would extend beyond the Closing or would involve payments that would not be paid in full prior to the Closing without the prior written consent of Buyer.

                                    (5) Pay promptly all real and personal
                           property taxes, assessments, sewer and water charges, other governmental levies when due, utility charges, indebtedness secured by deed(s) to secure debt or other liens, and, generally, all expenses (including repairs and replacements) incurred by Seller in the operation of the Property of every nature, whether ordinary or extraordinary, which may arise out of or accrue because of the ownership or operation of the Property.

                                    (6) Make no lease or rental of the Property
                           or any portion thereof without the prior written consent of Buyer, or negotiate, actively market or enter into any other contract or option for the sale of the Property or any portion thereof, or further encumber the Property with any restriction or easement.

         (f) The entry into this Agreement, the execution and delivery of all instruments and documents required to be executed and delivered under the terms hereof, and the performance of all acts necessary and appropriate for the full consummation of the transaction contemplated hereunder are consistent with, and not in violation of, and will not create any adverse condition under, any law, ordinance, rule, regulation, contract, agreement, or instrument to which Seller is a party or any law, ordinance, rule, regulation, judicial order or judgment of any nature under which Seller is bound. In addition, Seller has taken or caused to be taken all actions required to render this Agreement enforceable against Seller in accordance with its terms.

         (g) Seller has not received, with respect to the Property, any notice from any insurance company, governmental agency, adjacent landowners or any other party of (i) any condition, defect, or inadequacy that, if not corrected, would result in termination of insurance coverage or increase its costs, (ii) any violation of building codes and/or zoning ordinances, subdivision ordinances, watershed regulations, or other governmental laws, regulations or orders, (iii) any proceedings that could or would cause the change, redefinition, or other modification of the zoning classification, or of other legal requirements applicable to the Property or any part thereof, or any property adjacent to the Property, (iv) any moratorium that could or would in any way impair the development and use of the Property for the Contemplated Use or (v) any significant adverse fact or condition relating to the Property or its Contemplated Use that has not been disclosed in writing to Buyer by Seller or that would prevent, limit, impede or render more costly the Contemplated Use.

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

         (h) Seller is not a "foreign person" which would subject Buyer to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended, and, at Closing, Seller agrees to deliver to Buyer a certification, under penalty of perjury, in a form approved under regulations promulgated pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, to the effect that Seller is not a foreign person.

         (i) To the best of Seller's knowledge, no Substances have been or shall (to the extent controllable by Seller), prior to the Closing, be located, released (within the meaning of 42 U.S.C.ss. 9601(22)), stored, treated, generated, transported to or from, disposed of (within the meaning of 42 U.S.C.ss. 6903(3)) or allowed to escape on the Property, including, without limitation, the surface and subsurface waters of the Property. To the best of Seller's knowledge, no ASTs or USTs are located on the Property or previously were located on the Property and subsequently removed or filled. To the best of Seller's knowledge, no portion of the Property has been used in the past for waste treatment, storage, or disposal, and no wetlands are located within the boundaries of the Property. To the best of Seller's knowledge, no endangered species of plants or animals shall be located within the boundaries of the Property and no portion of the Property has been or, prior to Closing, shall be a critical habitat for an endangered species. To the best of Seller's knowledge, no investigation, administrative or judicial order, governmental notice of noncompliance or violation, remediation action plan, consent order and agreement, administrative proceeding, civil or criminal litigation or settlement under Statutes and Laws or with respect to Substances, ASTs or USTs is proposed, threatened, anticipated or in existence with respect to the Property.

                           The Property and Seller's operations thereon are and,
                  to the best of Seller's knowledge, in the past have been in compliance with all applicable Statutes and Laws. No notice has been or will (to the best of Seller's knowledge, information and belief) prior to the Closing, be served on or delivered to Seller from any entity, governmental body or individual claiming any violation of any Statutes and Laws or demanding payment or contribution for environmental cleanup costs, environmental damage, harm to endangered species, or injury to natural resources, or asserting liability with respect to same. Copies of any such notices received on or after the Effective Date (including after the Closing) shall be forwarded to Buyer within three (3) days of their receipt. If Seller has conducted or has access to an "environmental audit" or other environmental study, report or information respecting the Property, Seller shall provide Buyer with a true and complete copy of same within ten (10) days following the Effective Date.

         (j) No third party currently has any rights with respect to minerals, mining, or surface or subsurface rights in connection with the Property; and upon Closing, Buyer will be vested with all such mineral, mining and other surface and subsurface rights free and clear of all claims of any third party.

         (k) In the event a subdivision is required pursuant to applicable law in connection with the conveyance of the Property to Buyer, Seller shall use its best efforts to cause the Property to be properly subdivided in compliance with such applicable law prior to Closing. Further, Buyer may (but is not obligated to) act on Seller's behalf to undertake all such actions required as a result of the sale of the Property to Buyer to comply with any applicable subdivision law; and, in such case, Seller agrees to fully cooperate with Buyer's efforts and irrevocably appoints Buyer as Seller's attorney-in-fact (coupled with an interest) during the term of this Agreement for the purpose of complying with any applicable subdivision law, and Buyer shall be entitled to deduct costs and expenses incurred by Buyer to comply with such subdivision law from the Purchase Price to be paid by Buyer for the Property at Closing.

         (l) Seller shall deliver to Buyer at Closing evidence satisfactory to Buyer, Buyer's attorneys and the Title Company with respect to the right, power and authority of Seller's designated representative(s) to execute and deliver the closing documents and consummate the sale of the Property, such evidence to include, without limitation, (i) an incumbency certificate and shareholder certificate signed and dated by the corporate secretary of Seller as of the date of Closing certifying as to the names (and corporate titles, as applicable) of officers, directors and shareholders of Seller as of the date of Closing and (ii) corporate resolutions of Seller authorizing Seller to enter into this Agreement and to perform all of Seller's obligations hereunder, acting through designated corporate officers of Seller.

         All representations and warranties of Seller contained in this Agreement or any document or exhibit required to be executed by Seller pursuant hereto shall be true at the Closing as though such representations were made at such time; and, subject to the terms and provisions in the remainder of this paragraph, Seller shall execute and deliver an instrument satisfactory in form and substance to Buyer at Closing reaffirming all of said representations and warranties as of the date of Closing. If any such representation or warranty of Seller in this Agreement is not true when made and at the Closing (except to the extent any such representation, although true as of the Effective Date, is no longer true at the Closing as a result of a matter, event or circumstance beyond Seller's reasonable control), Buyer may consider same as an event of default hereunder and may pursue such remedies as are set forth in Paragraph 15(B) herein. If any representation or warranty of Seller herein, although true as of the Effective Date, is no longer true at the Closing as a result of a matter, event or circumstance beyond Seller's reasonable control, Buyer may not consider same as an event of default hereunder; but rather, in such case, Buyer may, at Buyer's option and as Buyer's sole remedy, terminate this Agreement and have the Binder Deposit refunded by Escrow Agent, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder. Further, if Seller acquires knowledge of any fact(s) rendering any of the foregoing representations and warranties false at any time prior to Closing, Seller shall promptly notify Buyer in writing of such fact(s).

         15. Remedies on Default; Treatment of Binder Deposit.

         (a) Buyer's Default. In the event that the terms and conditions of this Agreement have been satisfied and Buyer refuses or is unable to settle on this Agreement within the time limits herein set forth, Seller, as Seller's sole and exclusive remedy, shall be entitled to declare this Agreement cancelled and the Binder Deposit (or so much thereof as is then deposited with Escrow Agent) shall be forfeited to Seller as full liquidated damages, and the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder.

         (b) Seller's Default. In the event that Seller is unable, after exerting reasonable and good faith effort, to convey title to the Property or to deliver or comply with any other item herein required of Seller at Closing or to otherwise perform pursuant to the terms of this Agreement, Buyer shall have the right and option, as Buyer's sole and exclusive remedy, to either (i) immediately terminate this Agreement upon written notice to Seller and receive back the full amount of the Binder Deposit, and upon the return of same, the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except that Seller shall reimburse Buyer for all of Buyer's out-of-pocket expenses incurred with respect to this Agreement and/or the Property and Seller shall pay liquidated damages to Buyer in an amount equal to the Binder Deposit, or (ii) demand and compel by legal proceedings (including specific performance) full compliance with the terms of this Agreement, including, without limitation, the immediate conveyance of the Property by Seller.

         (c) Liquidated Damages. The amounts identified in Paragraph 15(A) and Paragraph 15(B) herein as liquidated damages have been agreed upon by Seller and Buyer after due deliberation and discussion, and the same constitute good faith estimates of the damages of the party which would be entitled thereto pursuant to this Agreement, the respective parties' actual damages being difficult, if not impossible, to ascertain.

         (d) Attorney's Fees. In the event suit is brought to enforce or interpret all or any portion of this Agreement or if suit is brought for liquidated damages or for any other relief permitted hereunder, the party, if any, awarded costs in such suit shall be entitled to recover, as an element of such costs, and not as damages, reasonable attorneys' fees incurred in connection with such suit. Without limiting the generality of the foregoing, attorneys' fees shall be determined at the normal hourly rates charged by the person doing the work, regardless of whether said fees bear a reasonable relationship to the relief obtained. A party which is not entitled to recover costs in any such suit shall not be entitled to recover its attorneys' fees.

         16. Brokerage. Seller and Buyer represent and warrant each to the other that they have not dealt with any broker in connection with this transaction. Seller agrees to indemnify and save Buyer harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys' fees, for brokerage commissions resulting from or arising out of Seller's actions in connection with the purchase and sale contemplated hereby. Buyer agrees to indemnify and save Seller harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys' fees, for brokerage commissions resulting from or arising out of Buyer's actions in connection with the purchase and sale contemplated hereby.

         17. Survival of Provisions. All covenants, representations, warranties, obligations, and agreements in this Agreement shall survive the execution and delivery of this Agreement and shall survive the Closing; provided, however, except as otherwise specifically provided herein, the parties waive their right to sue for any breach of a covenant, representation, warranty, obligation and/or agreement in this Agreement (a) which accrues more than one (1) year following the date on which the Closing occurs or (b) as to which written notice has not been given to the responsible party on or before the first anniversary of the date on which the Closing occurs.

         18. Assignment of Buyer's Interest. Seller understands and agrees that Buyer may assign Buyer's right, title and interest in and to this Agreement at any time to any party without the consent of Seller. Therefore, the term "Buyer," as used herein, shall include Buyer's successors and assigns.

         19. Reports and Studies. Seller agrees to deliver to Buyer not later than ten (10) days after the Effective Date copies of (i) all title information in the possession of or available to Seller, including, but not limited to, title insurance policies or binders, attorneys' opinions on title, boundary and physical surveys, copies of restrictive covenants, deeds, notes and deeds of trust, deeds to secure debt, mortgages and easements relating to the Property,
(ii) copies of all environmental and geotechnical reports in the possession of or available to Seller, whether prepared by Seller of by a third party, and
(iii) any and all other studies or reports, whether prepared by Seller or a third party, which relate to the physical condition or character of the Property.

         20. Underground Utility Lines. Seller shall provide all information available to Seller necessary to enable the surveyor preparing the Survey to designate on the Survey the precise location(s) of all underground utility lines, including, without limitation, electrical transmission lines, telephone lines and natural gas lines, within the bounds of the Property.

         21. Memorandum of Agreement. Seller agrees that, at the request of Buyer, Seller will promptly execute and deliver a Memorandum of Agreement in recordable form (in the form attached hereto as Exhibit F) sufficient to provide record notice of this Agreement, and Buyer shall be entitled to record such Memorandum of Agreement in all land record offices where land records (e.g., conveyance and encumbrance instruments) relating to the Property are customarily recorded.

         22. Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States registered mail, return receipt requested, postage prepaid, (iii) sent by a reputable, national overnight delivery service (e.g., Federal Express, Airborne, etc.) or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth herein. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the third (3rd) day following deposit in the United States mail (if sent by United States registered mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile (if sent by facsimile, provided the original is sent by one of the other permitted means as provided in this Paragraph 22 or by regular United States mail). However, the time period within which a response to any notice or request must be given, if any, shall commence to run from the date of actual receipt of such notice, request, or other communication by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, or other communication. By giving at least ten (10) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.

                  Seller:    Coca-Cola Bottling Co. Consolidated
                             4100 Coca-Cola Plaza
                             Charlotte, North Carolina

                             Attention:  Chief Financial Officer

                             Telephone:     704/551-4604
                             Facsimile:     704/551-4511

                  Buyer:     Harrison Limited Partnership One
                             901 Tallan Building, Suite 901
                             Chattanooga, Tennessee  37402

                             Telephone:     (423) 755-8881
                             Facsimile:     (423) 756-3010

         23. Lease of Additional Property. Prior to or contemporaneously with the Closing, Seller and Buyer shall execute and deliver a Lease Agreement (the "Lease") similar to that attached hereto and incorporated herein as Exhibit C, pursuant to which, following the Closing, Seller shall lease from Buyer the Property, together with the adjoining real property currently owned by Buyer (such additional property and the improvements thereon, together with the Property, is herein referred to as the "Project") in accordance with the terms and conditions contained therein. Said Lease shall commence immediately upon the Closing hereunder. In the event such Lease is not in full force and effect as of the date the Closing is to occur, the Closing shall be postponed for a period of time, not to exceed sixty (60) days. In the event Buyer and Seller have not entered into a mutually acceptable lease agreement relative to the entire Project by the expiration of such sixty (60) day period, Buyer and Seller shall each have the right to terminate this Agreement, at which time the Binder Deposit shall be refunded to Buyer and the parties hereto shall have no further rights or liabilities hereunder.

         24. Seller's Construction Obligations. Following the Effective Date hereof, Seller shall proceed with completion of the construction of certain improvements (the "New Improvements") on the

Property in accordance with the plans and specifications previously agreed to by Buyer and Seller. At the Closing, Seller shall deliver the Property, with the New Improvements completed in lien free condition, to Buyer. In the event the New Improvements are not completed and in lien free condition on or prior to the Outside Date of Closing, Buyer shall have the right to extend the Outside Date of Closing for up to one hundred twenty (120) days to allow for the completion of the New Improvements. Currently, the total construction costs of the New Improvements (the "Construction Costs") are estimated to be Seven Million Eight Hundred Seventy-Two Thousand Six Hundred Forty-Three and No/100 Dollars ($7,872,643.00). Seller and Buyer hereby acknowledge that the actual Construction Costs will not be finalized until after the Closing. As soon as reasonably practical following completion of the New Improvements, Seller shall provide Buyer with reasonable evidence of the actual Construction Costs incurred by Seller. In the event the actual Construction Costs exceed $7,872,643.00, Buyer shall pay to Seller an amount equal to the difference between the two amounts. In the event the actual Construction Costs are less than $7,872,643.00, Seller shall refund to Buyer an amount equal to the difference between the two amounts. Any amounts to be paid by Seller or Buyer pursuant to this Paragraph 24 shall be paid within fifteen (15) days of the date Seller delivers written notice of the actual Construction Costs to Buyer. The obligations of this Paragraph 24 shall survive the Closing.

         25. Miscellaneous.

         (a) The term "Effective Date," as used in this Agreement, shall be deemed to refer to the date a fully executed original of this Agreement is delivered to each party hereto, and the Effective Date shall be inserted as the date of this Agreement in the introductory paragraph of this Agreement.

         (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the transaction contemplated herein; and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein. This Agreement may not be changed orally, but only by an agreement in writing signed by both Buyer and Seller; and no waiver of any of the provisions in this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

         (c) The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs and permitted successors and assigns, as may be applicable.

         (d) TIME IS OF THE ESSENCE in this Agreement with respect to the Outside Date of Closing. In addition, if the final day of any period of time set out in any provision of this Agreement, including, without limitation, the Outside Date of Closing and the Investigation Period, falls on a Saturday, Sunday or holiday recognized by Bank of America, N.A., or any successor thereto ("Bank of America"), in Charlotte, North Carolina, then in such case, such period shall be deemed extended to the next day which is not a Saturday, Sunday or holiday recognized by Bank of America in Charlotte, North Carolina.

         (e) No presumption shall be created in favor of or against Seller or Buyer with respect to the interpretation of any term or provision of this Agreement due to the fact that this Agreement was prepared by or on behalf of one of said parties.

         (f) Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

         (g) The captions used in connection with the paragraphs of this Agreement are for reference and convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Agreement or be used in interpreting the terms and provisions of this Agreement.

         (h) This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to the other.

         (i) When anything is described or referred to in this Agreement in general terms and one or more examples or components of what has been described or referred to generally is associated with that description (whether or not following the word "including"), the examples or components shall be deemed illustrative only and shall not be construed as limiting the generality of the description or reference in any way.

         (j) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (k) This Agreement is intended to be performed in the State in which the Property is located and shall be construed and enforced in accordance with the laws of said State.

         (l) Each party hereto represents and warrants to the other party that the execution of this Agreement and any other documents required or necessary to be executed pursuant to the provisions hereof are valid, binding obligations and are enforceable in accordance with their terms.



                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by persons duly empowered to bind the parties to perform their respective obligations hereunder the day and year first above written.

SELLER:                                      BUYER:

HARRISON LIMITED PARTNERSHIP ONE             COCA-COLA BOTTLING CO. CONSOLIDATED

By:  General Partner,
     JFH Management, Inc.                    By: /s David V. Singer
                                                 -------------------------------
                                             Name:  David V. Singer
                                             Title: Vice President & CFO
     By: /s J. Frank Harrison
         --------------------------------
     Name: J. Frank Harrison
     Title: President


By:  Limited Partner,
     Remainder Trust Under the Revocable
     Agreement of Anne Lupton Carter


     By: s/ Reid M. Henson
         --------------------------------
     Name: Reid M. Henson
     Title: Trustee


     By: s/ J. Frank Harrison, III
         --------------------------------
     Name: J. Frank Harrison, III
     Title: Trustee